First Internet Bancorp to Pay Cash Dividend

Fishers, Indiana, September 21, 2026 – The Board of Directors of First Internet Bancorp (the “Company”) (Nasdaq: INBK) has declared a quarterly cash dividend of $0.06 per common share. The dividend will be payable on October 15, 2026 to shareholders of record at the close of business on October 1, 2026.

The declaration and amount of any future cash dividends will be subject to the sole discretion of the Board of Directors and will depend upon many factors, including the Company’s results of operations, financial condition, capital requirements, regulatory and contractual restrictions, business strategy and other factors deemed relevant by the Board of Directors.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $5.6 billion as of June 30, 2026. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. First Internet Bank provides consumer and small business deposits, commercial real estate and construction financing, SBA financing, public finance, consumer loans, and specialty finance services nationally, as well as commercial and industrial loans and treasury management services on a regional basis. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about First Internet Bank, including its products and services, is available at www.firstib.com.

Contact Information:
Investors/Analysts	Media
Paula Deemer	PANBlast
Director of Corporate Administration	Zach Weismiller
(317) 428-4628	firstib@panblastpr.com
investors@firstib.com